UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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salesforce.com, inc.

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On March 3, 2013, salesforce.com, inc. (the “Company”) made the following communication available to institutional shareholders:

Dear salesforce.com, inc. Stockholder:

As you may already be aware, at the Special Meeting of Stockholders of salesforce.com, inc. (the “Company”) to be held on March 20, 2013, stockholders will be asked to vote on a proposal to increase the Company’s authorized common stock (the “Proposal”) that will then allow the Company to effect a forward 4-for-1 stock split (the “Stock Split”). The purpose of this letter is to outline the rationale and benefits of the Proposal and Stock Split, to review the Glass, Lewis & Co. (“Glass Lewis”) recommendation that stockholders vote “FOR” the Proposal, and to outline why we respectfully disagree with the Institutional Shareholder Services, Inc. (“ISS”) recommendation against the Proposal.

Rationale for Proposal and Stock Split The Board of Directors of the Company (the “Board”) unanimously recommends that stockholders approve the Proposal. The Board firmly believes that this course of action is in the best interests of the Company and its stockholders for the following reasons:

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The trading price of the Company’s common stock has risen significantly over the past several years, having gone up by more than 750% since November 2008. The Company’s total shareholder return has significantly exceeded the median of the Company’s industry group over the past one- and three-year periods.

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The Board regularly evaluates the effect of the trading price of the Company’s common stock on the liquidity and marketability of the common stock and believes the considerable price appreciation has made the common stock less affordable and, therefore, less attractive to certain investors.

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The Board believes that effecting the Stock Split would make the Company’s shares of common stock more affordable and attractive to a broader group of potential investors, with the goal of increasing liquidity in the trading of the common stock.

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The Board believes that the considerable price appreciation, and the associated reduction in the number of shares of stock covered by equity awards the Company issues to newly hired and existing employees, has reduced the perceived attractiveness of employee equity awards.

For the foregoing reasons, the Board believes it is in the best interests of the Company and its stockholders to increase the number of authorized shares of common stock to specifically accommodate the Stock Split and to maintain the same capital structure that has benefited the Company and its stockholders since the Company became publicly traded in 2004.

Glass Lewis Recommendation in Favor of the Proposal Glass Lewis, one of the leading institutional proxy advisors, has recommended that salesforce.com stockholders vote “FOR” the increase in authorized common shares. In its analysis, Glass Lewis concluded, “...the Company has an additional need for shares to accommodate its planned forward stock split with the intent of lowering the per share price of the Company’s common stock to attract increased investment and liquidity. In light of this factor, we believe that the proposed increase in shares is reasonable. Accordingly, we recommend that shareholders vote FOR this proposal.”

ISS Analysis In contrast to the Glass Lewis recommendation, the Company was disappointed to learn that ISS recommended that stockholders vote against the Proposal. Apparently, the ISS basis for this recommendation is that the Company’s share request exceeds the ISS allowable increase as determined by an ISS internal formula for approving share increases. But by applying a formula that primarily relates to increases in common stock for general corporate purposes, rather than one that relates specifically to an intended stock split, we believe that ISS has come to the wrong conclusion.

ISS Allowable Increase The Company notes that the ISS calculation of its “allowable increase” would put the Company in a significantly worse position than the Company is in now with respect to its authorized but unissued common stock which would not be in the best interest of the Company’s stockholders. The Company would not have proposed an authorized share increase that left the Company and its stockholders in a less advantageous position than beforehand.

Proportional Authorized Share Increase The Company currently has 400 million shares of common stock authorized. The Proposal implements an increase in authorized shares that is four times the existing authorized number of shares of common stock, which is proportionally equivalent to the Stock Split. The portion of the Company’s capital stock that is authorized but unissued will remain exactly the same on a pre- and post-Stock Split basis. The Company does not believe it is in the best interests of the Company or its stockholders that it should, as recommended by ISS, reduce the portion of its capital stock which is authorized but unissued in connection with the Stock Split. Under the Proposal, the benefit that the Company derives by virtue of its authorized but unissued shares of common stock will be exactly the same on a pre- and post-Stock Split basis. Assuming a static stock price, the theoretical value of the authorized but unissued shares would also remain identical before and after approval of the Proposal and the Stock Split.

Authorized Share Reserve In pursuing the Proposal and the Stock Split, the Company must continue to maintain sufficient shares available for general corporate purposes including, for example, acquisitions, establishing strategic partnerships and equity financings, and providing equity incentives to employees. The Company’s capital structure has contributed to the flexibility and growth of the Company over its history, supporting a strong basis of employee ownership and long-term motivation with equity awards and growth through acquisitions, which have been partially funded by the issuance of Company equity. This has been an important factor in the Company’s market outperformance to date and significant increase in stockholder value. The proportional authorized share increase of the Proposal will have no effect whatsoever on the value or portion of the Company’s share capital available for general corporate purposes and will leave the Company and its stockholders in exactly the same position in this regard before and after the share increase and the Stock Split.

For all of the foregoing reasons, the Company believes that the Proposal and the Stock Split are entirely in the best interests of the Company and its stockholders.

Please Vote For the Proposal Today We ask that stockholders support the Company and vote in favor of the Proposal at the upcoming Special Meeting. Please vote your proxy or voting instruction form today. If you need any assistance in voting please call our proxy solicitor, Morrow & Co., LLC, at 800-662-5200.

Thank you for your consideration.

Sincerely,

/s/ Burke Norton

Burke Norton
Executive Vice President and Chief Legal Officer salesforce.com, inc.

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This communication may be deemed “soliciting material” within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. Permission to use quotations from, or to refer to, Glass Lewis or ISS was neither sought nor obtained.

The Company has filed its proxy statement for the Special Meeting of Stockholders that contains important information relating to the meeting. The proxy statement for the Special Meeting of Stockholders is available for free on the SEC Filings section of the Investor Information section of the Company’s website at www.salesforce.com/investor and on the Securities and Exchange Commission’s EDGAR website at www.sec.gov.